As filed with the Securities and Exchange Commission on October 29, 2004;

File Number

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Form SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PARTNERS FINANCIAL CORPORATION

(Name of small business issuer in its charter)

Florida	6035	20-1566911
(State of jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer incorporation No)

4085 Tamiami Trail North

Suite B-204

Naples, Florida 34103

(239) 434-2069

(Address and telephone number

of principal executive offices)

James S. Weaver

President and Chief Executive Officer

4085 Tamiami Trail North

Suite B-204

Naples, Florida 34103

(239) 434-2069

(Name, address and telephone number of agent for service)

Copies Requested to:

A. George Igler, Esq. Or Richard L. Pearlman, Esq.

Igler & Dougherty, P.A.

2457 Care Drive

Tallahassee, Florida 32308

(850) 878-2411

Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common stock	3,000,000 shares	$10.00	$30,000,000	$3,801.00
Warrants to purchase common stock	1,500,000 warrants	$0.00	$0	$0.00

(1)	Up to 1,500,000 units composed of one share of common stock and one or one-half warrant to purchase one share of common stock. Units will not be issued or certificated. Shares and warrants will be issued and certificated separately.

(2)	The securities offered hereby will be sold on a best-efforts basis by certain of our directors and executive officers and no commissions will be paid on such sales.

(3)	Estimated solely for the purpose of calculating the registration fee on the basis of the maximum number of units offered.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

PARTNERS FINANCIAL CORPORATION
[Company Logo]	Up to 1,500,000 Units Composed of 1,500,000 Shares of Stock and 1,500,000 Warrants to Purchase One or One-Half Share of Common Stock

Partners Financial Corporation is conducting an offering of its securities to residents of Florida and those states where we have registered our securities or an exemption from registration is available to us. Investors other than our organizing directors will be permitted to subscribe for units consisting of one share of our common stock and one-half warrant to purchase one share of our common stock. Units purchased by our organizing directors will contain one share of our common stock and one warrant to purchase one share of our common stock. The exercise price of each full warrant is $10.00. The minimum subscription in this offering is 1,000 units and no subscriber will be permitted to purchase units constituting 5% or more of the outstanding units after the offering. We will place all subscription funds in an escrow account, pending receipt of subscriptions for a minimum of 1,000,000 units, or termination of the entire offering.

Our organizers and executive officers intend to purchase at least 305,000 units. At the conclusion of the offering, these insiders will own between 30.50% and 20.33% of our outstanding common stock.

The offered securities will be sold on a best-efforts basis by certain of our directors and executive officers and we will not pay any commissions on any sales. Our Board reserves the right to reject any subscription, in whole or in part. Once we accept a subscription, we will not permit it to be withdrawn. If we do not receive subscriptions for a minimum of 1,000,000 units by January 31, 2005, the entire offering will be terminated, unless extended by the Board for up to an additional 60 days. Furthermore, the Board has reserved the right to terminate the offering for any reason. In the event we terminate the offering because we do not receive the minimum amount of subscriptions, all subscription funds, together with any earned interest, will be promptly refunded.

Our primary activity to this date has been organizing Partners Bank (In Organization), which we intend to operate as a community thrift in Naples, Florida. The proceeds from this offering will primarily be used to capitalize the bank. This is our initial public offering of our securities. There is no established market for our common stock or warrants, and we do not expect one to develop after the offering.

See “Risk Factors” beginning on page 3 for a discussion of certain risks that should be carefully considered by prospective investors.

The securities we are offering are not savings accounts or savings deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Subscription Price	Estimated Fees and Underwriting Expenses	Proceeds to the Company(1)
Per unit	$10.00	$0	$10.00
Minimum Offering (2)	$10,000,000	$0	$10,000,000
Maximum Offering (3)	$15,000,000	$0	$15,000,000

(1)	Before deducting offering expenses estimated to be $50,000, including registration fees, legal and accounting fees, printing and other miscellaneous expenses.

(2)	Amount based on the sale of 1,000,000 units at $10.00 per unit.

(3)	Amount based on the sale of 1,500,000 units at $10.00 per unit.

The date of this prospectus is                     , 2004.

PROSPECTUS SUMMARY

The following is a summary of certain information contained in this prospectus and is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this prospectus. Prospective purchasers are urged to read the entire prospectus carefully.

Partners Financial Corporation (“Company”) was incorporated under the laws of the State of Florida on February 11, 2004, for the purpose of operating as a unitary savings and loan holding company pursuant to the Home Owners Loan Act. We intend to use the net proceeds of this offering to purchase 100% of the common stock to be issued by Partners Bank (In Organization) (“Bank”), to redeem preferred stock which has been issued to our organizers to fund organizational expenses, and for other corporate purposes. Neither the Company nor the Bank has commenced business operations, and neither will do so until this offering has been completed and the requisite approvals of the Office of Thrift Supervision (“OTS”) and the Federal Deposit Insurance Corporation (“FDIC”) are obtained.

The Company’s and the Bank’s main and branch offices will be located in Naples, Collier County, Florida. The Bank will operate as a full-service savings bank with its primary emphasis upon high quality service directed at meeting the financial needs of the individuals and businesses residing and located in and around Naples, Florida. It is anticipated that the Bank will commence business operations sometime during the first quarter of 2005, or as soon thereafter as practicable.

There is presently no market for our securities and we do not anticipate one developing after the offering. Therefore, it may be difficult for you to sell your securities, as only an informal market between buyers and sellers may develop.

Mailing Address:	P.O. Box 8426
Naples, Florida 34101
Telephone Numbers:	(239) 434-2069
(239) 434-2088

The Offering

Securities offered	1,500,000 units consisting of one share of common stock and one or one-half warrant to purchase one share of common stock. We require a minimum of 1,000,000 units to be sold and have set a maximum of 1,500,000 units to be sold in this offering.

Price	$10.00 per share

Terms of warrants	Units sold to investors other than our organizing directors will each contain one-half warrant. Units purchased by our organizing directors will contain one warrant. Each full warrant will entitle the holder thereof to purchase one share of additional common stock for $10.00 per share during the three-year period following the Bank opening for business. No fractional shares will be issued upon the exercise of the warrants. The Board may extend the term of the warrants for up to an additional six months and may call them upon 30 days notice after the Bank has been open for at least one year. The warrants are only transferable by shareholders other than our organizing directors and executive officers.

Purchase limitations	Except for our directors, who have no maximum purchase limitations, subscribers will be permitted to subscribe for a minimum of 1,000 units and will not be permitted to purchase units which would result in them owning 5% or more of our common stock outstanding after the offering.

Best efforts offering	No brokerage commission will be paid in connection with the offering, as no underwriter or broker has been retained. Units will be offered through certain of our executive officers and directors who will receive no compensation for such sales. Units are being offered on a best efforts basis. This means there is no guarantee that we will be able to sell all or any of the securities offered.

Risk factors	Before investing, you should carefully consider the “Risk Factors” section beginning on page 3.

Information About the Offering

Questions concerning the offering should be directed to James S. Weaver, President, or directors John G. Wolf or John V. Hoey, III at Partners Financial Corporation, P.O. Box 8426, Naples, Florida 34101; (239) 434-2069 or (239) 434-2088.

Use of Proceeds

We will use the proceeds of the offering:

•	to purchase 100% of the to-be-issued capital stock of the Bank;

•	to provide working capital for the Bank to commence its business operations (including officers’ and employee’s salaries);

•	to redeem the preferred stock issued to our organizers to pay expenses in connection with the formation of the Company, the organization of the Bank, and this offering; and

•	for other corporate purposes.

Proceeds not used to purchase Bank stock will be used to fund future capital requirements of the Bank, as well as for other permissible investments for thrift holding companies, including the possible acquisition of other financial institutions.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks below and other information in this prospectus before deciding to invest in our common stock.

We have incurred capital losses since we incorporated and we are likely to continue to incur losses in the future.

We expect to incur significant losses before we are able to open for business. We are unable to predict at what point we may become profitable, if ever. There is a risk that we may never become profitable.

Our primary asset will be the Bank, and our profitability will be dependent upon its successful operation. Although we anticipate that we will open the Bank before the end of the first quarter of 2005, we can offer no assurance as to when, if at all, this will occur. Any delay in the opening of the Bank will increase our preopening expenses and postpone our realization of potential revenues. Such a delay would cause our accumulated deficit to increase as a result of continuing operating expenses, including lease payments, salaries and other administrative expenses. We will incur substantial expenses operating the Bank, and can offer no assurance that the Company will be profitable or that future earnings, if any, will meet the levels of earnings prevailing in the banking industry.

Our securities have no trading market and one may never develop, which will limit your ability to sell your securities.

Presently there is no established market for our securities. Furthermore, we do not intend to list our securities on a national securities exchange or to qualify such common stock for quotation on NASDAQ. Therefore, there will not be a liquid market for such securities. You may find it difficult or impossible to liquidate your investment at a time when you may desire to do so. You may, therefore, be required to bear the economic risks of this investment for an indefinite period of time. In addition, there can be no assurance that an established public market will develop for such securities upon completion of this offering or that substantial trading activity in the shares will occur for several years, if at all.

The offering price may exceed the fair market value of our shares which would cause an immediate decrease in the value of your investment.

Prior to the offering, there has been no active trading market in our common stock. The offering price bears no relationship to the amount of our assets, book value, shareholders’ equity or other typical criteria of value, and may exceed the fair market value of our shares and the price at which shares may be sold after the offering. Consequently, you may lose a portion of your investment simply as a result of our inaccurate determination of the offering price.

We have no operating history.

We have recently formed the Company and do not have any prior operating history. We will not have any initial business activities other than purchasing property for the Company’s and the Bank’s corporate headquarters, completing the organization of the Bank, working to become a unitary savings and loan holding company and investing the proceeds of the offering. It is expected that we may incur operating losses during our initial years of operation, and may not achieve significant profitability for some time, if at all. No assurance can be given as to our long-term profitability. In addition to the possibility that we fail to receive final regulatory approval in connection with the formation of the Bank, our business is subject to the risks inherent in the establishment of any new business enterprise. Because of our lack of operating history, you do not have access to the type and amount of information that would be available to a purchaser of the securities of a financial institution or holding company with an operating history.

We may need to raise additional capital, which could dilute your ownership interest if the sale is at a price less than the price per share in the offering.

We may need to raise additional capital in the future to support our business, expand our operations, or maintain minimum capital levels required by our bank regulatory agencies. If we do sell additional shares of common stock to raise capital, we may sell shares at a price less than the price in this offering, which would dilute your ownership interest. Such dilution could be substantial.

Our executive officers and directors will have substantial control over the Company after the offering, which could delay or prevent a change of control favored by our other shareholders.

Our executive officers and directors, if acting together, may be able to significantly influence all matters requiring approval by our shareholders, including election of directors and the approval of mergers or other business combination transactions. Our executive officers and directors have expressed their intent to purchase 305,000 units, representing approximately 30.50% of the total number of shares outstanding, based on 1,500,000 shares outstanding (excluding warrants) after the offering is completed.

The interest of these shareholders may differ from the interests of other shareholders and these shareholders, acting together, will be able to influence significantly all matters requiring approval by shareholders. As a result, our executive officers and directors could approve or cause us to take actions of which you disapprove or that may be contrary to your interests and those of other investors.

Certain provisions of Florida law may discourage or prevent a takeover of the Company and result in a lower market price for our common stock.

Florida law, as well as certain federal regulations, contain anti-takeover provisions that apply to us. These provisions could discourage potential buyers from seeking to acquire us in the future, even though certain shareholders may wish to participate in such a transaction. These provisions could also adversely affect the market price of our common stock.

We may not succeed in implementing our business strategy.

We may not be able to effectively manage the expansion of our operations, or achieve the rapid execution necessary to achieve profitability. We may not succeed in implementing our business strategy and, even if we do succeed, our strategy may not have the favorable impact on operations that we anticipate. If we are unable to manage growth effectively, or to otherwise implement our business strategy, our business and the value of your investment could be materially adversely affected.

If we cannot attract quality loans and deposits, we will not be able to grow.

Our ability to increase our assets depends in large part on our ability to attract additional deposits at competitive rates. Furthermore, we must be able to attract quality loans to fund with our deposits.

We may not be able to compete with our competitors for larger customers, because our lending limits will be lower than theirs.

As a start-up financial institution, our lending limits will be significantly less than those of many of our competitors. This may adversely affect our ability to establish loan relationships with larger businesses in our primary market.

Some of our borrowers may not repay their loans, and losses from loan defaults may exceed the allowance we establish for that purpose, which may have an adverse affect on our earnings.

Some borrowers may not repay loans that we make to them. If a significant number of loans are not repaid, it will have an adverse affect on our earnings and overall financial condition. The determination of an appropriate level of loan loss allowance is an inherently difficult process and is based on numerous assumptions. As a result, our allowance for loan losses may not be adequate to cover actual losses, and future provision for loan losses may adversely affect our earnings.

If adverse economic conditions in our target market exist for a prolonged period, our financial results could be adversely affected.

A prolonged economic downturn or recession in our target market would result in operating losses, impaired liquidity and the erosion of capital. A variety of factors could cause such an economic dislocation or recession, including adverse developments in the industries in this area, such as tourism, or natural disasters such as hurricanes and floods, which are more likely to occur in coastal communities such as Collier County, Florida.

If real estate values in our target market decline, our loan portfolio would be impaired.

A significant portion of our loan portfolio will likely consist of mortgages secured by real estate located in our market area. If real estate prices decline in the market, the value of the real estate collateral securing our loans could be reduced. Such a reduction in the value of our collateral could increase the number of non-performing loans and adversely affect our financial performance and the value of your investment.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or performance after the offering. Also, when we use any of the words “believes,” “expects,” “anticipates,” “intends,” “may,” or similar expressions, we are making forward-looking statements. Many possible events or factors could affect our future financial results, and could cause those results or performances to differ materially from those expressed in our forward-looking statements. These possible events or factors include:

•	Legal and regulatory risks and uncertainties;

•	Economic, political and competitive forces affecting us; and

•	The risk that our analysis of these risks and forces could be incorrect, or that the strategies we have developed to deal with them may not succeed.

You should also recognize that all forward-looking statements are necessarily speculative and speak only as the date made. You should also recognize that various risks and uncertainties, such as those described above, could cause actual results for future periods to differ materially. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that any expectations will prove to be correct.

TERMS OF OFFERING

General

We are conducing an offering of our securities to residents of Florida and those other states where we have registered our securities or where an exemption from registration is available to us. Prospective investors, other than our organizing directors, may subscribe for units consisting of one share of our common stock and one-half warrant to purchase one share of our common stock. Our organizing directors may purchase units consisting of one share of our common stock and one warrant to purchase one share of our common stock.

We reserve the right to accept or reject all subscriptions, in whole or in part. Our Board of Directors will review each subscription and determine whether, and to what extent, to accept it. No investor will be permitted to purchase less than 1,000 units. Furthermore, no subscriber will be permitted to purchase units which would result in them owning 5% or more of our shares outstanding after the offering. All of these limits are applicable to individual investors and their related interests, such as owned businesses, trusts and spouses.

During the offering, all subscription funds will be placed in an escrow account with the Independent Bankers’ Bank of Florida acting as escrow agent. Upon receiving accepted subscriptions for the minimum offering amount of 1,000,000 units, and meeting other conditions, the escrow agent will disburse the accepted subscription funds to us and we will issue our securities.

We will sell a minimum of 1,000,000 units and a maximum of 1,500,000 units. Furthermore, if we do not sell at least 1,000,000 units, we will terminate the offering and refund all of the subscription funds, along with any earned interest. In addition, we reserve the right to cancel this offering at any time prior to the time we withdraw funds from the escrow account, for any reason whatsoever.

In no instance will any of our directors or officers receive any discount of the purchase price of our securities in the offering.

The Offering

The offering will be open until January 31, 2005 (unless extended for up to an additional 60 days by our Board), until 1,500,000 units are sold, or until the Board decides to terminate the offering. We are offering units of our securities at $10.00 per unit. We require a minimum purchase of 1,000 units. All individuals other than our organizing directors will receive one-half warrant per share purchased. Each whole warrant will entitle the holder to purchase one share of common stock for $10.00.

The warrants will be exercisable for the three-year period immediately following the Bank’s opening for business. We will only accept exercised warrants from residents of those states where we have registered our securities or an exemption from registration is available to us. Our Board of Directors, however, may call the warrants upon a regulatory capital call, or upon 30 days notice after the Bank has been open for one year. In addition, the Board may extend the term of the warrants for up to six additional months. In no instance will we issue fractional shares. The warrants will generally only be transferable by investors other than our directors. Warrants held by our directors will be transferable only:

•	upon death to a parent, sibling, spouse, child or grandchild of the holder; or

•	by a court order.

No Established Market and Determination of Offering Price

Prior to this offering, there has been no established public market for our securities and there can be no assurance that an established market will develop. The offering price has been arbitrarily determined and is not a reflection of the Company’s book value, net worth or any other such recognized criteria of value. In determining the offering price of the units and common stock, the capital requirements of the Bank’s regulators and general market conditions for the sale of such securities were considered. There can be no assurance that, if a market should develop for our securities, the post-offering market prices will equal or exceed the initial offering prices.

Continuous Offering

Pursuant to Securities and Exchange Commission Rule 415 (17 C.F.R. Section 230.415), the Company intends to offer our common stock to warrant holders on a continuous basis until 36 months following the date the Bank commences operations, unless the warrants are called or their terms are extended, as described elsewhere in this prospectus. During this period, we will accept the exercise funds directly and issue stock upon receipt of exercise warrants and the exercised funds. We will only accept exercised warrants from residents of those states where we have registered our securities or an exemption from registration is available to us.

Conditions of the Offering

The offering is expressly conditioned upon fulfillment of the following conditions on or prior to the expiration date. The offering conditions, which may not be waived, are:

•	Not less than $10,000,000 shall have been deposited with the escrow agent and accepted by us by the end of the offering;

•	The Bank shall have received conditional approval from the OTS to charter the Bank and approval of its application for deposit insurance from the FDIC; and

•	We shall not have canceled this offering prior to the time funds are withdrawn from the escrow account.

Escrow of Subscription Funds

Until the offering conditions have been met, all subscription funds and documents tendered by prospective investors will be placed in an escrow account with the Independent Bankers’ Bank of Florida serving as escrow agent, pursuant to the terms of our Escrow Agreement. If all of the offering conditions are met, we will certify such fact to the escrow agent and the escrow agent will release to us all subscription funds, and any earned income.

Pending disposition of the escrow account, the escrow agent is authorized, upon our instructions, to invest subscription funds in direct obligations of the United States Government or in overnight repurchase agreements collateralized at 102% with obligations of the United States Treasury or United States Government Agencies. No assurance can be given that the subscription funds can or will be invested at the highest rate of return available or that any income will be realized from the investment of the subscription funds.

In the event the offering conditions are not met by the expiration date, the escrow agent shall promptly return to the subscribers their subscription funds, together with their share of any income earned on the investment of the funds held in the escrow account. Each subscriber’s proportionate share of any escrow account earnings shall be that fraction: (i) the numerator of which is the dollar amount of such subscriber’s tendered subscription multiplied by the number of days between the acceptance of the investor’s subscription and the termination of the offering, inclusive; and (ii) the denominator of which is the aggregate of all subscribers’ numerators, defined in (i).

We can give no assurance that subscription funds can or will be invested at the highest rate of return available or that any income will be realized from the investment of subscription funds. If all offering conditions are satisfied, and the Company withdraws the subscription funds from the escrow account, all earnings on such account shall belong to the Company.

The Independent Bankers’ Bank of Florida, by accepting appointment as escrow agent under the escrow agreement, in no way endorses the purchase of our securities.

Regulatory Approval Required

Before the Bank may open, it must obtain approval of its charter application and our application to become a holding company from the OTS, as well as approval of our application for deposit insurance from the FDIC. As of the date of this prospectus, the applications have been filed with the OTS and the FDIC. Although we anticipate that the OTS and FDIC will preliminarily approve our applications during the fourth quarter of 2004 or the first quarter of 2005, it is possible that we will fail to obtain approval, or that the approval may not be granted by that date. We anticipate that the OTS will impose certain conditions with its approvals. Some of the conditions usually imposed by the OTS on new savings banks are:

•	The Bank must operate within the parameters of its business plan filed with its application. The Bank will be required to submit any proposed major deviations or material changes from the business plan for the prior, written non-objection of the Southeast Regional Director.

•	The Bank must submit annual independent audit reports to the Southeast Regional Director for its first three years of operations.

•	At least 40 percent of the Bank’s Board of Directors must be individuals who are not officers or employees of the Company or the Bank or who have otherwise been determined by the Southeast Regional Director to lack sufficient independence.

•	Within the first year of the Bank’s operation, or a longer period if determined, the proposed appointment of any permanent executive officers or directors of the Bank will be subject to the prior review and non-objection of the Southeast Regional Director.

Failure of Bank to Commence Operations

The OTS requires that a new Federal savings bank open for business within 12 months after receipt of preliminary approval. The organizers anticipate that the Bank will open for business sometime in the first quarter of 2005. Because final approval of the Bank’s charter will be conditioned on, among other things, our raising funds to capitalize the Bank at $9,000,000, we expect to issue the shares of stock before we have obtained all final regulatory approvals for the Bank. In the event that we issue the shares of common stock and the OTS does not grant the Bank final regulatory approval to commence banking operations, we will promptly return to subscribers all subscription funds and interest earned thereon, less all expenses incurred by us, including the expenses of the offering and our organizational and pre-opening expenses. It is probable that the amount of this return will be further reduced by amounts paid to satisfy claims of creditors, as discussed in the following paragraph.

Once we issue the shares of common stock, the offering proceeds may be considered part of our general corporate funds and thus may be subject to the claims of our creditors, including claims against us that may arise out of the actions of our officers, directors, or employees. It is possible, therefore, that one or more creditors may seek to attach the proceeds of the offering prior to the Bank’s commencement of banking operations. If such an attachment occurs and it becomes necessary to pay the subscription funds to shareholders because of failure to obtain all necessary regulatory approvals, the payment process might be delayed and the payment to shareholders might be further reduced by the amount of any payments to creditors.

Plan of Distribution and How to Subscribe

We may cancel this offering for any reason at any time prior to the release of subscription funds from the escrow account, and accepted subscriptions are subject to cancellation in the event that we elect to cancel the offering in its entirety.

Units will be marketed on a best-efforts basis exclusively through certain directors and executive officers of the Company and the Bank, none of whom will receive any commissions or other form of remuneration based on the sale of our securities. In the event that the offering conditions have not been satisfied by February 15, 2005, we may engage an underwriter or sales agent to sell units on a best-efforts basis and such underwriter or sales agent would receive a commission based upon such sales. It is anticipated that commissions paid to an underwriter or sales agent, if retained, will not exceed 7% of the $10.00 per unit sales price and that other expenses of such underwriting will not exceed an aggregate of $10,000. We do not anticipate having to retain an underwriter or sales agent in this offering.

As soon as practicable, but no more than 20 business days after receipt of a subscription, our Board will accept or reject such subscription. Subscriptions not rejected within this 20 business day period shall be deemed accepted. Once a subscription is accepted, it cannot be withdrawn by the subscriber. Payment from any subscriber for units in excess of the amount of securities allocated to such subscriber, if any, will be refunded by mail, without interest, within 20 business days of the date of rejection.

Certificates representing shares of common stock and warrants, duly authorized and fully paid, will be issued as soon as practicable after funds are released to us from the escrow account.

Subscriptions to purchase units can be made by completing the Order Form enclosed with this prospectus and delivering one to P.O. Box 8426, Naples, Florida 34101. Full payment of the purchase price must accompany any subscription. Failure to pay the full subscription price shall entitle us to reject the subscription. No Order Form is binding until accepted by us. In our sole discretion, we may refuse to accept any subscription in whole or in part, for any reason whatsoever. After a subscription is accepted, we may not cancel the subscription unless all accepted subscriptions are cancelled. All subscription amounts must be paid in United States currency by check, bank draft or money order payable to: Independent Bankers’ Bank of Florida, Escrow Agent for Partners Financial Corporation.

USE OF PROCEEDS

We intend to contribute at least $9,000,000 of the proceeds of the minimum offering in cash to the Bank, and retain the remainder of the net proceeds of the offering for improvement of our premises, for general corporate purposes and for future contributions to the Bank.

In order to provide funds for the payment of our initial organizational, pre-opening and other expenses, our organizers initially advanced $130,000 to the Company. In October 2004, the Company’s obligation to repay these advances was extinguished in exchange for the issuance of 1,300 shares of redeemable preferred stock. The preferred stock is redeemable by the Company for $100 per share at any time and does not mandate the payment of any dividend, but will have a distribution preference above common stock in the event of a dissolution of the Company. A portion of the proceeds of the offering will be used to redeem the preferred stock.

We have also obtained a $300,000 unsecured line of credit from the Independent Bankers’ Bank of Florida, primarily to purchase the site of our permanent facility and computer systems. This line of credit is guaranteed by each Company and proposed Bank director. In October 2004, we drew $137,000 on this line of credit to purchase the site of our permanent facility and a key software system.

A portion of the proceeds will be retained by the Company for general corporate purposes and to fund any additional capital needs of the Bank. Since savings banks are regulated with respect to the ratio that their total assets may bear to their total capital, if the Bank experiences greater growth than anticipated, it may require the infusion of additional capital to support that growth. We anticipate that the proceeds of the offering will be sufficient to support the Bank’s immediate capital needs and will seek, if necessary, long and short-term debt financing to support any additional needs; however, management can give no assurance that such financing will be available on terms acceptable to management.

The proceeds from the sale of units and shares are estimated to be a minimum of $10,000,000 and a maximum of $15,000,000.

The proceeds from this offering will be applied as follows:

	Minimum	Maximum
Capitalization of the Bank	$9,000,000	$9,000,000
Repayment of Land Acquisition and Software Draw	137,000	137,000
Redemption of Preferred Stock	130,000	130,000
Offering Expenses	50,000	50,000
Working Capital	683,000	5,683,000

Total	$10,000,000	$15,000,000

The Bank will apply its $9,000,000 capitalization as follows:

Investments	$7,700,000
Pre-opening Expenses	235,000
Working Capital	407,000
Fixed Assets	658,000

Total	$9,000,000

After it opens, the Bank will liquidate investments on an as-needed basis to fund loans and for working capital.

CAPITALIZATION

The following table sets forth the pro forma capitalization of the Company, depending on the number of units sold in the offering, not counting any eventual exercise of warrants (total minimum of 1,000,000 units and shares and maximum of 1,500,000 units):

	At September 30, 2004	Pro Forma Capitalization Based Upon Minimum Offering	Pro Forma Capitalization Based Upon Maximum Offering
Due to Organizers	$130,000 (1)	$—	$—
Stockholders’ Equity:
Common Stock, $0.01 par value per share, 0, 1,000,000 and 1,500,000 shares outstanding, respectively	—	10,000	15,000
Additional Paid-In Capital	—	9,940,000[2]	14,935,000[2]
Accumulated Deficit	(57,197)	(57,197)	(57,197)
Total Stockholders’ Equity (Deficit)	$(57,197)	$(9,892,803)	$14,892,803

Book Value Per Common Share	$—	$9.89	$9.93

(1)	In October 2004, the Company issued 1,300 shares of Series A preferred stock to retire its debt to its organizers. The preferred stock will be redeemed with the offering proceeds.

(2)	Taking into account $50,000 in estimated offering expenses.

DESCRIPTION OF PROPERTIES

The Company has contracted to purchase a site at 3021 Airport Pulling Road North, Naples, Florida, where it will construct its and the Bank’s main office. Until construction is complete, the Bank will operate out of a modular facility at this site. The Bank’s permanent facility will be a condominium it owns in the building, occupying 7,000 square feet out of a total of 24,000 square feet. It will have four teller windows and two drive-throughs. The Bank will also lease a branch at the intersection of Goodlette Road North and Pine Ridge Road in Naples. This facility will utilize 4,000 square feet of a free-standing building on a shopping center out-parcel. Prior to completion of the branch office, the Bank may occupy a modular facility on the branch site or rent a storefront in close proximity to the branch site.

DIVIDEND POLICY

We are newly organized and have not paid any dividends. Future cash dividends will depend primarily upon dividend payments by the Bank to the Company, which is expected to be our primary source of income.

The Bank’s ability to pay dividends and other capital distributions is limited by Federal law and regulations. A savings institution which is in compliance with current minimum capital requirements is generally permitted to dividend out various levels of capital depending upon compliance with fully phased in capital requirements. A savings bank is prohibited, however, from making any capital distributions to its parent-holding company without the prior non-objection of the OTS.

The Company is also subject to the requirements of Florida law which generally prohibits the payment of dividends by a corporation when the corporation is unable to pay its debts as they become due in the usual course of business; or the corporation’s total assets would be less than the sum of its total liabilities plus, unless the Articles of Incorporation permit otherwise, the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution, if any.

SUPERVISION AND REGULATION

The Company will be subject to supervision and regulation by the OTS under the Savings and Loan Holding Company Act. In addition, the Company is governed by the Florida Business Corporation Act (“Corporation Act”) and the regulation of the Florida Department of State under its authority to implement the Corporation Act. The Company and the Bank will be subject to regulations, supervision and periodic examination by the OTS and the FDIC.

The federal banking agencies have broad discretion in connection with their supervisory and enforcement activities and policies, including policies concerning the classification of assets and the establishment of loan loss reserves for regulatory purposes. Any change in such regulation or banking laws, whether by the OTS, FDIC or the United States Congress, could have a material adverse impact on the Company and its operations.

The following summarizes some of the regulatory requirements which will be applicable to the Company and the Bank.

Regulation of the Company

General. The Company will be a non-diversified unitary savings and loan holding company within the meaning of the Home Owners Loan Act (“HOLA”). As a unitary savings and loan holding company, the Company will generally not be restricted under existing laws as to the types of business activities in which it may engage, provided that the Bank will be a qualified thrift lender, which the organizers expect will always be the case.

Transactions between the Company and the Bank. The Bank’s authority to engage in transactions with related parties or “affiliates,” or to make loans to certain insiders, will be governed by Sections 23A and 23B of the Federal Reserve Act (“FRA”) and Regulation W adopted by the Board of Governors of the Federal Reserve System (“Federal Reserve”) to implement these sections of the statute. The Company, as the parent of the Bank, will be an affiliate of the Bank.

Sections 23A and 23B generally:

•	limit the extent to which the Bank or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10% of the institution’s capital stock and surplus;

•	contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus; and

•	require that all such transactions be on terms substantially the same, or at least as favorable, to the Bank or its subsidiaries as those provided to a nonaffiliate.

The term “covered transaction” includes the making of loans, purchase of assets, issuance of a guarantee and similar other types of transactions. In addition to the restrictions imposed by Sections 23A and 23B, no savings institution may:

•	loan or otherwise extend credit to an affiliate, except for any affiliate which engages only in activities which are permissible for bank holding companies or loans between affiliates which are 80% or more owned by the same parent company; or

•	purchase or invest in any stocks, bonds, debentures, notes or similar obligations of any affiliate, except for affiliates which are subsidiaries of the bank or savings institution.

The Bank’s authority to extend credit to executive officers, directors and 10% shareholders, as well as entities controlled by such person, will be governed by Section 22(g) and 22(h) of the FRA and Regulation O thereunder. Among other things, these regulations require such loans to be made on terms substantially similar to those offered to unaffiliated individuals, place limits on the amount of loans the Bank may make to such persons, based in part, on the Bank’s capital position, and require certain approval procedures to be followed. The OTS regulations, with certain minor variances, apply Regulation O to savings institutions.

Restrictions on Acquisition of the Company and the Bank. The OTS has adopted regulations to implement the Change in Bank Control Act of 1978 (“Control Act”). The Control Act prevents any company (which is defined as a partnership, corporation, trust, association, joint venture, pool syndicate or similar organization) or person (which is defined as an individual or group of individuals acting in concert who do not constitute a company) from acquiring control of a savings bank, without prior approval from the OTS.

The OTS considers an acquirer to have conclusively gained control of a savings bank if they:

•	acquire more than 25% of any class of voting stock;

•	acquire irrevocable proxies representing more than 25% of any class of voting stock;

•	acquire a combination of shares and irrevocable proxies representing more than 25% of any class of voting stock; or

•	control in any manner the majority of the directors of the savings bank.

An acquirer must file for approval of control with the OTS or file to rebut the presumptions before acquiring 10% or more of any class of voting stock of the savings bank and again prior to acquiring more than 25% of any class of voting stock of the savings bank and if it has any of the control factors enumerated in 12 C.F.R., Section 574.4(c), which include, but are not limited to:

•	the acquirer would be one of the two largest shareholders of any class of voting stock;

•	the acquirer and/or the acquirer’s representative or nominees would constitute more than one member of the savings bank’s Board of Directors; and

•	the acquirer, or nominee or management official of the acquirer, would serve as the Chairman of the Board of Directors, Chairman of the Executive Committee, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, or in any similar policy making authority in the savings bank.

A person or company will be presumed to be acting in concert with members of the person’s immediate family (which includes a person’s spouse, father, mother, children, brothers, sisters and grandchildren; the father, mother, brother and sisters of the person’s spouse; and the spouse of the person’s child, brother or sister). Persons will be presumed to be acting in concert with each other where:

•	both own stock in a savings bank and both are also management officials, controlling shareholders, partners, or trustees of another company; or

•	one person provides credit to another or is instrumental in obtaining financing for another person to purchase stock of the savings bank.

A person or company will be presumed to be acting in concert with any trust for which such person or company serves as trustee.

Support of Subsidiary Depository Banks. The Company will be expected to act as a source of financial strength to and to commit resources to support the Bank. This support may be required at times when the Company might not be inclined to provide such support. In additional, any capital loans by a holding company to any of its subsidiary depository banks must be subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary depository banks. In the event of bankruptcy, any commitment by a holding company to a federal bank regulatory agency to maintain the capital of a subsidiary depository bank will be assumed by the bankruptcy trustee and will be entitled to a priority of payment.

Payment of Dividends. The principal source of income for the Company, including funds to pay dividends on the Company’s common stock, will be dividends we receive from the Bank. There are statutory and regulatory limitations on the payment of dividends by the Bank. In general, the ability of the Bank to pay a dividend to the Company will be governed by the OTS Capital Distribution regulations.

Regulation of Partners Bank

Insurance on Deposit Accounts. The Bank’s deposit accounts will be insured by the SAIF which is administered by the FDIC. The FDIC established a risk-based assessment system for insured depository banks that takes into account the risks attributable to different categories and concentrations of assets and liabilities. In accordance with its rules, the FDIC assigns a financial institution to one of three capital categories based on the bank’s financial information, as of the reporting period ending seven months before the assessment period. These categories consist of well-capitalized, adequately capitalized or undercapitalized, and one of three supervisory subcategories within each capital group. The supervisory subgroup to which the financial institution is assigned will be based on a supervisory evaluation provided to the FDIC by the Bank’s primary regulator, the OTS, and information which the FDIC determines to be relevant to the bank’s financial condition and the risk posed to the deposit insurance funds. The Bank’s assessment rate will depend on the capital category and supervisory category to which it is assigned. There are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. Assessment rates range from no basis points on deposits for a financial institution in the highest category (i.e., well-capitalized and financially sound with only a few minor weaknesses) to 27 basis points on deposits for a bank in the lowest category (i.e., undercapitalized and posing a substantial probability of loss to the SAIF or the BIF, unless effective corrective action is taken).

The Bank may be required to pay its insurance assessment after becoming a SAIF-insured bank. The Bank is not, however, expected to have any assessment for its first year of operation. Insurance of deposits may be terminated by the FDIC upon a finding that the financial institution has engaged in unsafe or unsound practices, is in such an unsafe or unsound condition so as to warrant discontinuation of operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the OTS.

Capital Requirements. The OTS and the FDIC have adopted capital regulations, which establish a Tier 1 core capital definition and a minimum 3% leverage capital ratio requirement for the most highly-rated savings bank and holding companies (i.e., those savings banks and holding companies with a Composite CAMELS rating of 1 under the Uniform Financial Institutions Rating System established by the Federal Financial Institution Examination Council) that are not anticipating or experiencing significant growth. All other savings banks are required to meet a minimum leverage ratio of at least 4% to 5%. A savings bank that is not in the highest-rated category or that is anticipating or experiencing significant growth will have to meet a minimum leverage ratio of at least 4%.

Under the OTS’s risk-based regulations, a savings bank must classify its assets and certain off-balance sheet activities into categories and maintain specified levels of capital for each category. The least capital is required for the category deemed by the FDIC to have the least risk, and the most capital is required for the category deemed by the FDIC to have the greatest risk. Under the regulations, certain assets are excluded for purposes of determining risk-based capital. Such assets include intangible assets, unconsolidated subsidiaries, investments in securities subsidiaries, ineligible equity investments and reciprocal holding of capital instruments with other financial institutions. In addition, the OTS may consider deducting other assets or in other subsidiaries on a case-by-case basis or based on the general characteristics or functional nature of the subsidiaries.

Prompt Corrective Action. Federal banking regulatory agencies have established certain capital and other criteria which define the categories under which a particular financial institution may be classified. Constraints are imposed on operations, management, and capital distributions depending on the category in which a financial institution is classified. Among other things, the regulations define the relevant capital measures for the five capital categories. For example, a savings bank is deemed to be “well capitalized” if it has a total risk-based capital ratio (total capital to risk-weighted assets) of 10% or greater, a Tier 1 risk-based capital ratio (Tier 1 capital to risk-weighted assets) of 6% or greater, and a Tier 1 leverage capital ratio (Tier 1 capital to adjusted total assets) of 5% or greater, and is not subject to a regulatory order, agreement or directive to meet and maintain a specific capital level for any capital measure.

A savings bank is deemed to be “adequately capitalized” if it has a total risk-based capital ratio of 8% or greater, and, generally, a Tier 1 leverage capital ratio of 4% or greater, and the bank does not meet the definition of a “well capitalized” bank. A savings bank is deemed to be “critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2%. In addition, the OTS is authorized to downgrade a savings bank to a lower capital category than the savings bank’s capital ratios would otherwise indicate, based upon safety and soundness considerations (such as when the bank has received a less than satisfactory examination rating for any of the equivalent CAMELS rating categories).

Both the risk-based capital guidelines and the leverage ratio are minimum requirements, applicable only to top-rated savings banks. Savings banks operating at or near these levels are expected to have well-diversified risk, excellent asset quality, high liquidity, good earnings and in general, have to be considered strong banking organizations and rated Composite 1 under the CAMELS rating system adopted by the OTS. Savings banks with lower ratings and savings banks with high levels of risk or that are experiencing or anticipating significant growth would be expected to maintain ratios 1% to 2% above the stated minimums.

Standards for Safety and Soundness. Federal banking agencies have prescribed for all insured depository institutions and their holding companies standards relating to internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate-risk exposure, asset growth, and compensation, fees and benefits and such other operational and managerial standards as the agency deems appropriate. In addition, the federal banking regulatory agencies have prescribed by regulation standards specifying:

•	maximum classified assets to capital ratios;

•	minimum earnings sufficient to absorb losses without impairing capital;

•	to the extent feasible, a minimum ratio of market value to book value for publicly traded shares of depository banks or the depository bank holding companies; and

•	such other standards relating to asset quality, earnings and valuation as the agency deems appropriate.

Finally, each federal banking agency has prescribed standards for employment contracts and other compensation arrangements of executive officers, employees, directors and principal shareholders of insured depository institutions that would prohibit compensation and benefits and other arrangements that are excessive or that could lead to a material monetary loss for the financial institution. If an insured depository bank or its holding company fails to meet any of the standards described above, it will be required to submit to the appropriate federal banking agency a plan specifying the steps that will be taken to cure the deficiency. If a bank fails to submit an acceptable plan or fails to implement the plan, the appropriate federal banking agency will require the financial institution or holding company to correct the deficiency and until corrected, may impose restrictions on the financial institution or the holding company.

Qualified Thrift Lender (“QTL”) Test. Savings banks are required to meet the QTL test. The QTL test requires savings banks to maintain as QTL assets at least 65% of its “portfolio assets,” which are total assets less:

•	specified liquid assets up to 20% of total assets;

•	certain intangibles, including goodwill; and

•	the value of property used to conduct business in qualified thrift investments, primarily residential mortgages and related investments (including certain mortgage-backed loans, mortgage-related securities, church loans, and certain small commercial business loans) on a monthly basis in nine out of every 12 months.

A savings bank that fails to become or remain a qualified thrift lender must convert to a bank charter or be subject to certain operating restrictions. A savings bank that fails to meet the QTL test and does not convert to a bank charter will be prohibited from:

•	making any new investment or engaging in any activity that would not be permissible for national banks;

•	establishing any new branch offices where a national bank located in the savings bank’s home state would not be able to establish a branch office;

•	obtaining new advances from any FHLB; and

•	paying of dividends except as limited to the statutory and regulatory dividend restrictions applicable to national banks.

Beginning three years after the savings bank ceases to be a qualified thrift lender and has not converted to a bank charter, the savings bank would be prohibited from retaining any investment or engaging in any activity not permissible for a national bank and would be required to repay any outstanding advances to any FHLB. A savings bank may requalify as a qualified thrift lender if it thereafter complies with the QTL test.

Loans to One Borrower. Generally, savings banks may lend to a single or related group of borrowers an amount equal to 15% of the savings bank’s unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if such loan is secured by readily-marketable collateral, which is defined to include certain securities and bullion, but generally does not include real estate.

The calculation of capital includes the savings bank’s total Tier 1 and Tier 2 capital, plus the balance of the savings bank’s allowance for loan and lease losses not already included in the total Tier 1 and Tier 2 capital. Savings banks may rely primarily on information from their most recent quarterly reports of financial condition.

Payment of Dividends. There are statutory and regulatory limitations on the payment of dividends by the Bank. In general, the ability of the Bank to pay a dividend to the Company is governed by the OTS’ capital distribution regulation. The OTS regulation established three tiers of savings banks based primarily on a savings bank’s capital level. A savings bank that exceeds all capital requirements before and after the proposed capital distribution (Tier 1 association) and has not been advised by the OTS that it is in need of more than normal supervision could, after prior notice, but without the approval of the OTS, make a capital distribution during a calendar year equal to the greater of 100% of its net income to date during the calendar year, plus the amount that would reduce by one-half its “surplus capital ratio” (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year, or 75% of the savings bank’s net income for the previous four quarters.

Any additional capital distributions require prior regulatory approval. In addition, any dividend from a savings bank to its parent-holding company must be preceded by a notice to, and no objection from, the OTS.

A Tier 2 association is required to obtain OTS approval before it can make a capital distribution. A Tier 2 association may make capital distributions of between 25% and 75% of its net income over the most recent four-quarter period, depending on its risk-based capital level. The OTS can prohibit a proposed capital distribution by a savings bank, which would otherwise be permitted by the regulation if the OTS determines that such distribution would constitute an unsafe or unsound practice.

A Tier 3 association is prohibited from making a capital distribution.

Brokered Deposits. In accordance with the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”), the FDIC has implemented restrictions on the acceptance of brokered deposits. In general, only “well capitalized” financial institutions may accept brokered deposits. The Bank expects that it will be a “well capitalized” financial institution and may accept some brokered deposits to fund its liquidity and loan demand needs.

Community Reinvestment Act. The Community Reinvestment Act of 1977 (“CRA”) and the implementing regulations of the OTS and the FDIC are intended to encourage regulated financial institutions to help meet the credit needs of their local community or communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of such financial institutions. The Bank will be subject to examinations to determine whether it is complying with these regulations. The results of such examinations are made public and are taken into account upon the filing of any application to establish a domestic branch or to merge or to acquire the assets or assume the liabilities of another financial institution. An unsatisfactory record can substantially delay or block the transaction.

OTS Assessments. Federally-chartered savings banks are required by OTS regulation to pay assessments to the OTS to fund OTS operations. The general assessment, to be paid semiannually, is computed upon a savings bank’s total assets, including consolidated subsidiaries, as reported in the savings bank’s latest quarterly thrift financial report. The Bank will be required to pay such assessments semi-annually.

The Federal Home Loan Bank System

The Bank will be a member of the Federal Home Loan Bank (“FHLB”) System which consists of 12 regional FHLBs. The FHLB provides a central credit facility primarily for member banks. As a member of the FHLB of Atlanta, the Bank will be required to acquire and hold shares of capital stock in FHLB of Atlanta in an amount at least equal to 1% of the aggregate principal amount of its residential mortgage loans and similar assets at the beginning of each year, or 1/20th of its advances (borrowings) from the FHLB of Atlanta, whichever is greater. FHLB advances must be secured by specified types of collateral and may be obtained for the purpose of providing funds for residential housing finance.

The FHLBs are required to provide funds for the resolution of insolvent savings banks and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the FHLBs pay to their members and could also result in the FHLBs imposing a higher rate of interest on advances to members. There can be no assurance that the value of the FHLB of Atlanta stock held by the Bank will not decrease as a result of any new legislation.

The Federal Reserve System

The regulations of the Federal Reserve require financial institutions to maintain non-interest earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve regulations generally require that reserves of 3% be maintained against aggregate transaction accounts of $42.1 million or less (subject to adjustment by the Federal Reserve). The first $6 million of transaction account balances are exempted from the reserve requirements. Transaction account balances in excess of $42.1 million require reserves of $1,083,000, plus 10% of transaction accounts in excess of $42.1 million. Because required reserves must be maintained in the form of vault cash, a non-interest bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve, the effect of this reserve requirement is to reduce the Bank’s interest-earning assets. FHLB System members are also authorized to borrow from a Federal Reserve Bank “discount window,” however, Federal Reserve regulations require banks to exhaust all FHLB sources before borrowing from a Federal Reserve Bank.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATION

The Company is still in the development stage, and will remain in that state until the offering is completed. We have funded our start-up and organization costs through the proceeds from preferred stock issued to Company and Bank directors.

As of September 30, 2004, we have incurred an accumulated deficit of $57,197. These funds have been spent on salaries, equipment, legal and accounting fees, application fees and other operating expenses.

In the opinion of the Company, proceeds of $10,000,000 from the offering will satisfy the cash requirements of the Company and the Bank for our first years of operation. It is not anticipated that the Company will find it necessary to raise additional funds to make expenditures required to operate the business of the Company and the Bank over the next 12 months. All anticipated material expenditures for such period have been identified and budgeted for from the proceeds of this offering.

We have also obtained a $300,000 line of credit from the Independent Bankers’ Bank of Florida. We have drawn on this line to purchase our main office site and computer systems, and will utilize this line to fund future expenses during the offering. We anticipate that this line will provide us with the necessary liquidity to continue our organizational and pre-opening activities until we complete the offering.

BUSINESS OF THE COMPANY

General

The Company was incorporated under the laws of the State of Florida on February 11, 2004, for the purpose of organizing the Bank and purchasing 100% of the to-be-issued capital stock of the Bank. The Company was formed by a group of Naples business leaders, bank executives and community leaders who believe that there is a significant demand for a locally-owned community bank. Five of the 14 directors of the Company or the Bank were previously directors or officers of other financial institutions. The Bank filed its charter application and its application for deposit insurance with the OTS and the FDIC on October 18 and 19, 2004, respectively. The Company filed an application to become a thrift holding company on October 18, 2004. The Company has been organized as a mechanism to enhance the Bank’s ability to serve our future customers’ requirements for financial services. The holding company structure will also provide flexibility for expansion of the Company’s banking business through acquisition of other financial institutions and provision of additional banking-related services, which traditional commercial banks may not provide under present laws.

The Company has no present plans to acquire any operating subsidiaries other than the Bank; however, it is expected that we may make additional acquisitions in the event that such acquisitions are deemed to be in our best interests. Such acquisitions would be subject to certain regulatory approvals and requirements.

BUSINESS OF THE BANK

General

The Bank anticipates that it will commence business operations in the first quarter of 2005 in a temporary facility located at 3021 Airport Road, Naples, Florida. We expect the permanent office condominium to be ready for occupancy in the fourth quarter of 2005. We also intend to lease a branch office at the intersection of Goodlette Road North and Pine Ridge Road in Naples, Florida. Initially, the Bank will operate the branch office from either a modular facility at that site or from a nearby storefront.

The Bank’s primary business will be the solicitation of deposits and investing such deposits in permanent loans on single family residential real estate located primarily in the Bank’s primary service area, as well as consumer and commercial loans. To a lesser extent the Bank will utilize FHLB advances to fund loans which it will hold in its own portfolio or sell in the secondary market. The Bank’s deposits will be insured by the Federal Deposit Insurance Corporation up to $100,000 per depositor, in accordance with the rules and regulations of the FDIC.

The Bank will solicit deposits from its primary service area which we have defined as Naples and Collier County, Florida. The Bank may solicit and accept brokered deposits but does not expect to do so in the near future. The Bank’s loan activities will also be concentrated primarily in its primary service area and will consist of the origination of one-to-four family residential mortgage loans, and residential construction loans. The Bank also intends to originate commercial real estate and consumer loans. In addition to its primary service area, the Bank will solicit loans from the southern section of Lee County. The Bank will also invest in U.S. Government securities, U.S. Agency securities, federal funds and other debt securities including mortgage-backed securities.

The philosophy of the Bank’s management with respect to its initial operations will emphasize prompt and responsive personal service to members of the communities of the city of Naples and Collier County, Florida, in order to attract customers and acquire market share now controlled by other financial institutions or customers who are displeased with the service they are receiving after bank mergers in our market area. Our locations and range of banking services, as well as our emphasis on personal attention and service, prior experience in the market area, prompt decision making and consistency in banking personnel, will be major tools in our efforts to capture such market share. In addition, our proposed officers have substantial banking experience, which will be an asset in providing both products and services designed to meet the needs of our customer base. Many of the Company’s and the Bank’s directors are active members of the business community in Naples and their continued active community involvement will provide opportunities to promote the Bank and its products and services. We intend to utilize effective advertising and one-on-one selling efforts in order to build a distinct institutional image of the Bank and to capture a customer base.

Market Area and Competition

We currently consider our principal markets to the city of Naples and Collier County, Florida. To a lesser extent, we have identified Lee County as a target market.

Since 1990, Collier County’s population has grown by 70.2%. Average household income in Collier County is expected to grow from $100,000 in 2003, the highest average county household income in Florida, to $126,000 in 2008.

Naples is the largest banking market in Collier and Lee Counties, with approximately $6.22 billion in deposits as of June 30, 2003, more than 74% larger than the second largest – Fort Myers, with $3.57 billion in deposits, and four times larger than the third largest – Cape Coral, with $1.50 billion in deposits. The top three banking markets comprise 78.4% of the entire deposit market in Collier and Lee Counties.

Competition among financial institutions in our primary service area is intense. There are 10 commercial banks headquartered in Collier County. There are no savings associations headquartered in Naples, however, savings associations and credit unions are located in nearby communities. In addition, there are 117 bank and thrift offices in Collier County. We believe that we will be able to effectively compete in our market, because of our banking philosophy, which places emphasis on customer service, friendly and personable employee attitudes, and the development of banking products that address the primary needs of our customer base. Our directors and management will actively represent us in local community events and functions.

Financial institutions primarily compete with one another for deposits. In turn, a bank’s deposit base directly affect such bank’s loan activities and general growth. Primary methods of competition include interest rates on deposits and loans, service charges on deposit accounts and the availability of unique financial services products. We will be competing with financial institutions which have much greater financial resources than us, and which may be able to offer more services, unique services and possibly better terms to their customers. We, however, believe that we will be able to attract sufficient deposits to enable us to compete effectively with other area financial institutions.

We will be in competition with existing area financial institutions other than commercial banks and savings and loan associations, including insurance companies, consumer finance companies, brokerage houses, credit unions and other business entities which have recently been targeting traditional banking markets. Due to the growth of our market area, it can be anticipated that additional competition will continue from new entrants to the market.

We will offer a full range of interest bearing and non-interest bearing deposit accounts, including commercial and consumer checking accounts, money market accounts, individual retirement and Keogh accounts, regular interest bearing savings accounts and certificates of deposit with fixed and variable rates and a range of maturity date options. Our sources of deposits will be residents, businesses and employees of businesses within our market area, obtained through the personal solicitation of our officers and directors, direct mail solicitation and advertisements published in the local media. We intend to pay competitive interest rates on time and savings deposits. In addition, we will implement a service charge fee schedule competitive with other financial institutions in our market area covering such matters as maintenance fees on checking accounts, per item processing fees on checking accounts and returned check charges.

Loan Portfolio

The Bank’s Board of Directors considers the maintenance of a well underwritten and diversified loan portfolio as a prudent and profitable method of employing funds raised through deposits that are available for investment. The Bank’s objective is to maintain a high quality, diversified loan portfolio consisting of commercial, consumer and mortgage loans. The Bank will originate little, if any, sub-prime and speculative type loans, due to the high risk involved in these types of loans. Loans to serve lower income customers will be made either directly or with a loan consortium to meet the low/moderate income needs in the community. Collier County has so few opportunities in this area that the Bank’s normal credit policy may be relaxed within reason when necessary to help the community in this area.

The Bank intends to offer loan products and programs that will be responsive to the business community’s financial requirements. The Bank’s borrowers will generally be located within Collier County, the Bank’s primary trade area. The Bank’s secondary trade area is defined as the portion of southern Lee County that is adjacent to Collier County. A customer with needs outside of this area may also be accommodated. Participations from banks in areas and markets that the President, Senior Lender or Board members are familiar with will also be considered on a case-by-case basis.

The Board of Directors will establish a loan policy which will provide the Bank’s lenders with the discretion necessary to accomplish the Bank’s loan objectives, while assuring compliance with all banking regulations.

The Bank will maintain a loan loss reserve sufficient to protect against anticipated and unanticipated losses. Management will review the reserve’s adequacy at least quarterly with the Bank’s Board of Directors. Separate ratios for residential, commercial and consumer loans may be used.

Residential Mortgage Loans

We will be offering mortgage loan programs to provide financing for the acquisition or construction of single-family, owner-occupied primary residences, as well as for vacation homes. All loans will be structured with an amortization schedule not exceeding 30 years. These loans will be held both in our loan portfolio and sold in the secondary market, in order to generate fee income. We will offer construction loans to achieve short-term usage of funds and create fee income. Construction loans will also create opportunities for permanent residential mortgages for sale in the secondary market.

Normally, the loan to value ratio of each conventional mortgage will not exceed 80%. The Bank, however, will also participate with private mortgage insurance companies for the purpose of providing loans with a loan to value ratio of up to 97%.

The Bank will participate in community mortgage programs which are established for the benefit of residents of low to moderate income neighborhoods within the Bank’s service areas.

Commercial Loans

We intend to provide commercial loans to the business community to provide funds for such purposes as financing business equipment and acquiring commercial real estate. Our emphasis will be on loans secured by commercial real estate, rather than the riskier loans on receivables or business inventories. Commercial loans may be either short term (one year or less) or intermediate term in nature and may be secured, unsecured or partially secured. Maturities of loans will be structured in relation to the economic purpose of the loan, conforming to the anticipated source of repayment. Interest rates are expected to float and be tied to prime rate (Wall Street Journal) or other published indices with adjustment periods not to exceed five years. The basis upon which we will set the rate over prime will be based upon the risk of the loan, and the interest rates being offered in our primary service area. We will attempt to place floors and include pre-payment penalties whenever possible.

Term loans are those having an anticipated final maturity of more than one year from the initial funding date. Generally, commercial term loans extending more than 24 months will be made pursuant to formal written loan agreements with the borrower. Amortization schedules on term loans secured by collateral other than real estate will typically reflect a complete pay out within seven years of the funding date. Loans secured by commercial real estate will generally be amortized over 20-25 years, with five to seven year maturities. An occasional 15-year term loan may be made, based on cash flow, collateral or lease terms.

Demand notes may occasionally be utilized in connection with certain secured commercial loan transactions where the nature of the transaction suggests that such structure is clearly preferable; however, term notes will be utilized as a matter of routine. Demand loans will normally be secured with readily marketable collateral.

We will be consider the following types of loans, subject to the resources available to adequately monitor and service such loans:

•	Real estate development loans secured by first liens on the property where we are also providing construction and/or permanent financing.

•	Term loans secured by machinery and equipment (terms of such loans will be consistent with the purpose, cash flow capacity, and economic life of collateral); and

•	Credit lines for short-term working capital requirements.

All credit lines will be subject to an annual review and will generally carry a requirement for a 30 consecutive day (minimum) annual out-of-debt period.

Consumer Loans

Consumer loans will be provided to individuals for household, family and personal expenditures. Generally, small consumer loans will have a maturity of not longer than five years. The primary type of consumer lending will be for the financing of boats, recreational vehicles, and automobiles, home improvements and education. Loans to purchase more expensive boats or recreational vehicles may be made on more flexible terms based on down payments, credit worthiness and the competitive environment. Equity lines will generally have a 10-year maturity. The Bank will establish a loan policy that provides specific guidance for the required terms of the Bank’s underwriting credit criteria for each type of loan. We will make some unsecured loans, as well as loans secured by second mortgages on real estate and other collateral.

Deposits

We intend to aggressively compete for deposits in our market. Among the products offered will be business and personal checking accounts and savings accounts. We also plan to offer certificate of deposit products designed to attract certain customer groups in an effort to cross-sell other services, including loan products. While emphasis will also be placed on attracting certificate of deposits in the market area, the national market typically provides non-brokered Internet deposit at 10 basis points less than the Naples market. This can act as a funding source, at an even lower expense than attracting local deposits through branches and advertising. The Board will establish limits for such deposits based on loan demand and the Bank’s goal to serve the community.

Our goal is to attract people who will become permanent customers due to more responsive, more personalized, and faster service. Management understands that managing the Bank’s cost of funds is critical to profitability and efforts will be made to garner as much non-interest or low cost deposits as possible.

A tiered money market/savings product will be offered whereby we will pay higher rates on higher deposit balances. We believe this deposit vehicle will allow the Bank to compete with broker/dealer money market funds.

Our intent is to focus on relationship banking. The directors are aware that statistics show that customers are more profitable to a bank as the number of services they utilize increases and that the balance in each individual customer account increases as the total number of accounts in a relationship increases.

We also intend to offer limited cash management services, safe deposit boxes, travelers’ checks, direct deposit of payroll and Social Security checks, wire transfers, and automatic drafts. The past experience of certain members of the Board is that these accounts and products are profitable when considering the entire potential customer relationship, which may include other deposit accounts, loan accounts, and sources of fee income.

The following is a list of products to be offered:

Deposit Products

•	Personal Checking Accounts

•	Business Checking Accounts

•	N.O.W. Accounts

•	Money Market Accounts

•	Regular Savings Accounts

•	Super Savings Accounts

•	Certificates of Deposit

Loan Products

•	Small Overdraft Lines of Credit

•	Auto Loans

•	Boat Loans

•	Consumer Loans

•	Home Equity Loans & Lines of Credit

•	Secondary Market Residential Loans

•	Home Improvement Loans

•	Commercial Mortgage Loans

•	Construction Loans

•	Commercial Loans

•	Loans Secured by Passbooks and Certificates of Deposits

Investments

At the commencement of our first year of operation, management of the Bank anticipates that investment securities will compromise a substantial portion of the Bank’s assets. Initially, we intend to invest primarily in direct obligations of the United States, obligations guaranteed as to principal and interest by the United States and obligations of agencies of the United States. In addition, we will enter into Federal Funds transactions with our principal correspondent banks and anticipate that we will primarily act as a net seller of such funds. The sale of Federal Funds will amount to a short-term loan from us to another bank, usually overnight.

Asset/Liability Management

It will be our objective to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash management, loan, investment, borrowing and capital policies. Designated Bank officers will be responsible for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix, stability and leverage of all sources of funds while adhering to prudent banking practices. It is the overall philosophy of management to support asset growth primarily through growth of core deposits, which includes deposits of all categories made by individuals, partnerships and corporations. We will seek to invest the largest portion of our assets in commercial, consumer and real estate loans.

Our asset/liability mix will likely be monitored on a daily basis with a monthly report reflecting interest-sensitive assets and interest-sensitive liabilities being prepared and presented to the Bank’s Board of Directors. The objective of this policy is to control interest-sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on our earnings.

Correspondent Banking

Correspondent banking involves the providing of services by one bank to another bank which cannot provide that service for itself from an economic or practical standpoint. The Bank will be required to purchase correspondent services offered by larger banks, including check collections, purchase and sale of Federal Funds, securities safekeeping, investment services, coin and currency supplies, overline and liquidity loan participations and sales of loans to, or participations with, correspondent banks.

We anticipate that we will be selling loan participations to correspondent banks with respect to loans that exceed our lending limit.

Data Processing

We intend to sign a data processing servicing agreement with an outside service bureau. It is expected that this servicing agreement will provide us with a full range of data processing services, including an automated general ledger, deposit accounting, commercial, real estate and installment loan processing, payroll, central information file and ATM processing and investment portfolio accounting.

Employees

In our first year of operation, we anticipate that the Bank will have 16 individuals employed on a full-time basis, including three executive officers. Additional personnel will be hired as needed, including additional tellers and financial service representatives. We will also have at least two executive officers of the Company, both of whom will also be Bank employees.

Monetary Policies

The results of our operations will be affected by credit policies of monetary authorities, particularly the Federal Reserve. The instruments of monetary policy employed by the Federal Reserve include open market operations in United States Government securities, changes in the discount rate on member bank borrowings, changes in reserve requirements against member bank deposits and limitations on interest rates which member banks may pay on time and savings deposits. In view of changing conditions in the national economy and in the money markets, as well as the effect of action by monetary and fiscal authorities, including the Federal Reserve, no accurate prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or our business and earnings.

MANAGEMENT AND STOCK OWNERSHIP

The original directors of the Company and the Bank are: Ralph Abercia (Company only), James E. Boughton, Jerome J. Bushman, Jack J. Crifasi, Jr., Howard F. Crossman, Jr., John M. DeAngelis, Sam F. Hamra (Company only), John V. Hoey, III, J. David Huber, Samuel J. Saad, Jr., Steven M. Watt, James S. Weaver, David R. White and John G. Wolf. In addition, Mr. Weaver has been proposed as the Bank’s President and Chief Executive Officer and is the Company’s President and Chief Executive Officer. Furthermore, Charles T. DeBilio has been proposed as the Bank’s Chief Financial Officer and also holds that position with the Company. These individuals as a group, intend to subscribe for 305,000 units in the offering, which will equal 30.50% of the 1,000,000 minimum units to be sold in order to release funds from the escrow account.

All of our organizational expenses have been financed by the issuance of preferred stock to our directors and by draws on our line of credit. In the event that the requisite regulatory approvals are obtained, a portion of the offering proceeds will be used to redeem the preferred stock.

All initial directors’ terms shall expire at the first meeting of shareholders at which directors are elected. In the case of the Bank, it is expected that such a meeting will be held shortly before the Bank opens for business. In the case of the Company, such a meeting will likely occur in March or April of 2005. The Company’s and Bank’s executive officers are appointed by the respective Boards of Directors and hold office at the will of the Boards.

Any Company director may be removed, with or without cause, at any regular or special meeting of shareholders called for that purpose by the vote of at least 66% of the outstanding shares of the Company common stock.

The following is a brief summary of our directors’ and executive officers’ business, professional and civic experience.

Ralph Abercia, age 81, has been a self-employed attorney and real estate developer for over fifty years in Houston, Texas. He is currently the owner of several of his own businesses, which include Ralph Abercia Investments, specializing in commercial real estate, Ralph Abercia, Attorney at Law, concentrating on civil trial litigation, Lou-Tex Medical Ventures, LLC, and Valley Hi Center, LLC. He is also the founder and an advising director of E.E. Properties, Inc. In addition, he is a consultant and attorney for both United Utilities, Inc. and the National Association of Mature Americans. He was also a director of Liberty Bank in Houston, Texas in the 1970s. Mr. Abercia received a Bachelor of Arts from the University of Houston and a Bachelor of Laws from South Texas College.

James E. Boughton, age 52, has been the owner and President of Boughton Architects, Inc. in Naples, Florida since 1992 and received a Bachelor of Architecture from Kent State University in 1976. Since 1999, he has been the owner and Vice President of JBMB of Naples, Inc., a real estate development company, and since 2003, the owner and Vice President of Internet Marketing Group of Naples, Inc., an internet marketing firm.

Jerome J. Bushman, age 62, is the founder of Bushmans, Inc., an agricultural firm and The Bushman Group, a private venture firm specializing in manufacturing and finance. He is also the President and Chairman of the Board of First Southeastern Banc Group, Inc. of Minnesota in Harmony, Minnesota. He is also a past director of the Bank of Wausau in Wausau, Wisconsin.

Jack J. Crifasi, Jr., age 56, is the President of Crifasi Enterprises, Inc., a prominent real estate development company in Naples, Florida. He is also a Florida licensed real estate broker and the President of Crifasi Real Estate, Inc., also in Naples. In addition, Mr. Crifasi is also involved as a director, shareholder or manager of several other companies. Mr. Crifasi received a Bachelor of Arts from Southern Illinois University in 1971.

Howard F. Crossman, Jr., age 61, is a Certified Public Account and the owner of his own CPA firm located in Naples, Florida. He is a former partner of KPMG, LLP in New York, New York where he worked for over 34 years. In 1965, Mr. Crossman received a Bachelor of Science in Accounting from the University of Connecticut.

John M. DeAngelis, age 35, is currently the Vice President and part owner of DeAngelis Diamond Construction, Inc., a general contracting and construction management firm in Naples, Florida. He is a State of Florida licensed general contractor. Mr. DeAngelis is also involved in the management and ownership of several real estate development and property management companies located in Naples. He is a graduate of the University of Florida School of Building Construction.

Charles T. DeBilio, age 41, is the proposed Chief Financial Officer and is a Certified Management Accountant with over fifteen years of accounting experience and a Bachelor of Science in Accounting from the University of South Florida. Within the banking industry, Mr. DeBilio has held the positions of Chief Accounting Officer and Vice President/Controller of Bancshares of Florida, Inc. in Naples, Florida during the period from 2002 to 2004. He was also the Financial Reporting specialist of Chittenden Trust Corporation in Burlington, Vermont from 1997 to 1998. In addition, he was the Assistant Vice President-Finance and Accounting from 1990 to 1994 and a Staff Accountant from 1988 to 1990 at BancFlorida Financial Corporation in Naples, Florida. Mr. DeBilio’s most recent experience, since March of 2004, was at Food Innovations, Inc., in Naples, Florida as the Interim Chief Financial Officer.

Sam F. Hamra, age 72, is an attorney licensed and practicing in the State of Missouri. He is also the Chairman and Chief Executive Officer of Hamra Enterprises, which includes Wendy’s of Missouri, Inc., which owns and operates twenty-three Wendy’s restaurants, Chicago Bread, LLC, and Boston Bread, LLC, which owns and operates thirty-six Panera Bread Cafes, SJH Inns, LP, and Jade Properties, LLC. He was a director of Missouri State Bank from 1999 to 2003. Mr. Hamra has a Bachelor of Science in Business Administration and a Bachelor of Laws from the University of Missouri. He has also served in the past on the Board of Directors of Landmark Bancshares Corporation, Landmark Bank of Southwest Missouri, and Union Planters Bank of Southwest Missouri.

John V. Hoey, III, age 58, is the former managing partner at Lawrence, O’Donnell, Marcus LLP in New York, New York, a member of the New York Stock Exchange. He was with this company from 1981 until his retirement in 1995.

J. David Huber, age 58, is currently an executive managing director and was a past President of BISYS, a financial outsourcing company located in Columbus, Ohio. He is also a Chartered Financial Analyst (CFA) and was a licensed securities broker from 1987 to 2003. Mr. Huber received his Bachelor of Science and a Masters in Business Administration from the Ohio State University. In addition, he is currently the Chairman of AmSouth Funds.

Samuel J. Saad, Jr., age 55, is the semi-retired past owner of Sam Saad & Associates, a manufacturers’ representative firm located in Omaha, Nebraska. He currently lives in Naples, Florida and is a licensed real estate agent. In 1971, Mr. Saad received a Bachelor of Science in Business Administration from the University of Denver. He has a limited partnership interest in BH Equities, LLC, a real estate investment company.

Steven M. Watt, age 53, currently is the President and owner of Gulfshore Homes, a real estate and construction company located in Bonita Springs, Florida. He holds a Bachelor of Science from Ithaca College.

James S. Weaver, age 61, is the proposed Chief Executive Officer and President of both the Company and the Bank and has over 36 years of experience exclusively in the banking industry. From 2002 until 2003, Mr. Weaver was the President and Chief Executive Officer of Marine National Bank and President of its parent holding company Marine Bancshares, Inc. He was also the President and Chief Executive Officer of Village Banc of Naples from 1997 to 2000. Since 1968, Mr. Weaver has held numerous senior executive officer positions at banks throughout Florida and South Carolina.

David R. White, age 57, served as President of White Tire Distributors, Inc. in Roanoke, Virginia from 1972 to 2000. Since 2000, he has been the owner of D. White Properties, LLC, a real estate company in Naples, Florida, and a partner in White Real Estate Group, LLC, also located in Naples. From 1997 to 1998, he was the regional director of Central Fidelity Bank in Virginia. Mr. White has a Bachelor of Arts in Economics from Emory & Henry University in Emory, Virginia.

John G. Wolf, age 58, served as a member of the Board of Directors of Citizens Community Bancorp, Inc. from 1997 to 2001. While at Citizens Community Bancorp, Inc., he served as Assistant Treasurer, Chairman of the Audit Committee and Chairman of the Strategic Planning Committee. He is involved with commercial real estate development in Lee and Collier Counties. He is a former director of the Florida Sports Shooting Association and a previous member of the Governor’s Council on Sports and Fitness. Mr. Wolf is a practicing Dentist in Naples, Florida. He is also involved in health care delivery and the development and marketing of dental practices. Mr. Wolf has a Bachelor of Science and a Doctorate of Dental Surgery from Temple University.

The directors and executive officers of the Company and the Bank have indicated their intention to purchase the number of shares and warrants indicated in the table on the following page. The table also reflects the percentage of outstanding shares owned by them, individually and as a group, assuming that person or group is the only party to exercise their warrants.

Name	Position with the Company	Position with the Bank	Number of Shares	Right to Acquire(1)	Percent of Minimum(2)	Percent of Maximum(3)
Ralph Abercia	Director	—	30,000	30,000	5.83%	3.92%
James E. Boughton	Director	Director	20,000	20,000	3.92	2.63
Jerome J. Bushman	Director	Director	10,000	10,000	1.98	1.32
Jack J. Crifasi, Jr.	Director	Director	20,000	20,000	3.92	2.63
Howard F. Crossman, Jr.	Director	Director	20,000	20,000	3.92	2.63
John M. DeAngelis	Director	Director	20,000	20,000	3.92	2.63
Charles T. DeBilio	CFO	CFO	—	—	—	—
Sam F. Hamra	Director	—	20,000	20,000	3.92	2.63
John V. Hoey, III	Director	Director	25,000	25,000	4.88	3.28
J. David Huber	Director	Director	25,000	25,000	4.88	3.28
Samuel J. Saad, Jr.	Director	Director	30,000	30,000	5.83	3.92
Steven M. Watt	Director	Director	20,000	20,000	3.92	2.63
James S. Weaver	President, CEO and Director	President, CEO and Director	10,000	10,000	1.98	1.32
David R. White	Director	Director	30,000	30,000	5.83	3.92
John G. Wolf	Chairman	Chairman	25,000	25,000	4.88	3.28

Total (15 people)			305,000	305,000	46.74%	33.80%

(1)	Warrants issued in the offering.

(2)	Based on 1,000,000 shares outstanding and only the listed beneficial owner exercising his warrants.

(3)	Based on 1,500,000 shares outstanding and only the listed beneficial owner exercising his warrants.

While there can be no assurance that they will exercise their warrants, it can be assumed that most or all will exercise such rights and will, therefore, acquire additional common stock during the three-year period following the date the Bank opens for business.

DIRECTOR COMPENSATION

We will not pay Company or Bank directors any fees for their services on the Boards or Board committees, until we have achieved at least two consecutive quarters of profitable operations. Neither Board has determined the amount of any such fees, but we do not expect such fees to exceed the level of fees typically paid to directors of banks or companies of sizes, profitability or locations similar to ours.

We will also not grant any stock options to any Company or Bank directors until the Board adopts a written stock option plan

EXECUTIVE COMPENSATION

Neither the Company nor the Bank currently has any formal employment contracts with our executive officers or other employees. We do intend to enter into a written employment agreement with Mr. Weaver on or about the time the Bank commences operations. The term of the employment agreement will be similar to those of other bank executive officers of similar institutions. Since August 2004, we have been paying Mr. Weaver $6,667 per month and in September 2004, we began paying Mr. DeBilio $3,542 per month. We will begin paying Mr. Weaver’s full annual salary of $130,000 when we break escrow in this offering and will begin paying Mr. DeBilio his full annual salary of $85,000 in November 2004.

The Company adopted an Employee Stock Option Program in November, 2004, for its executive officers and employees. Any grant of options will not be effective until the plan is ratified by a majority vote of our shareholders.

TRANSACTIONS WITH RELATED PARTIES

It is anticipated that the Bank’s branch office will be owned by, and leased from, a limited liability company owned by some of our organizing directors. At this time, we do not know which directors will be affiliated with this entity, but the lease will be made on terms no less favorable to us than would be available from an unaffiliated lessor. In addition, we will obtain a lease appraisal to confirm that the terms of the lease are fair to us and consistent with what is prevailing in the market

DESCRIPTION OF SECURITIES

The Company’s authorized capital stock consists of 1,000,000 shares of preferred stock, of which 1,300 shares, designated as Series A, were issued in October 2004, and are outstanding and owned by the 14 Company and Bank directors, and 9,000,000 shares of common stock, par value $0.01 per share, of which no shares are presently issued or outstanding.

Common Stock

The holders of common stock are entitled to elect members of the Company’s Board of Directors and such holders are entitled to vote as one class on all matters required or permitted to be submitted to the shareholders of the Company. No holder of the common stock has preemptive rights with respect to the issuance of shares of that or any other class of stock, and the holders of common stock are entitled to one vote per share and are not entitled to cumulative voting rights with respect to the election of directors.

The holders of common stock are entitled to dividends or other distributions if, as and when declared by the Board of Directors out of legally available assets. Upon the liquidation, dissolution or winding up of the Company, the holder of each share of common stock will be entitled to share equally in the distribution of the Company’s assets. The holders of common stock are not entitled to the benefit of any sinking fund provision. The shares of common stock of the Company are not subject to any redemption provisions, nor are they convertible into any other security or property of the Company. All shares of common stock outstanding upon completion of this offering will be fully paid and nonassessable.

Warrants

In this offering, we will issue warrants to purchase one share of common stock at an exercise price of $10.00 per share. Investors other than our organizing directors will receive one-half warrant per share purchased, and our organizing directors will receive one warrant per share purchased. The terms of the warrants are governed by the 2004 Warrant Plan included in this prospectus as Appendix A. In no instance will we issue fractional shares. The warrants will be exercisable for a three-year period immediately following the Bank opening for business. Our Board of Directors, however, may call the warrants upon 30 days written notice, after the Bank has been open for at least one year. In addition, the Board may extend the term of the warrants for up to six additional months.

The warrants will generally be transferable by investors other than our directors only. Warrants held by our directors will be transferable only:

•	to a parent, sibling, spouse, child or grandchild of the warrant holder; or

•	by a court order.

Preferred Stock

Our Articles of Incorporation also provide for the issuance of 1,000,000 shares of preferred stock. The Board of Directors is authorized to issue the preferred stock in series and to fix the particular designation of and the rights, preferences, privileges and restrictions granted to, and imposed upon, each series, all without further approval of our shareholders. We have issued 1,300 shares of Series A preferred stock to the 14 Company and Bank directors. The proceeds are being used to fund some of our pre-opening expenses. These shares may be redeemed at any time for their purchase price of $100 per share, but the shares do not pay a mandatory dividend. The stock, however, does have a liquidation preference over our common stock, in the event of a liquidation or dissolution of the Company. We intend to redeem the preferred stock from the proceeds of this stock offering.

Acquisition Offers

Our Board of Directors, when evaluating any offer of another person or entity to: (i) make a tender or exchange offer for any equity security of the Company; (ii) merge or consolidate the Company with another corporation or entity; or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Company, shall, in connection with the exercise of its judgment in determining what is in the best interest of the Company and its shareholders, give due consideration to all relevant factors, including, without limitation:

•	the social and economic effect of the acceptance of such offer on the Company’s present and future customers and employees, and those of its subsidiary;

•	the communities in which the Company and its subsidiaries operate or are located;

•	the ability of the Company to fulfill its corporate objectives as a financial institution holding company; and

•	the ability of the subsidiary financial institution to fulfill the objectives of such institution under applicable statutes or regulations.

INDEMNIFICATION

Our Articles of Incorporation provide for the indemnification of directors, officers, employees and agents to the maximum extent permitted by Florida law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons under the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

LEGAL PROCEEDINGS

There are no material pending legal proceedings to which the Company or the Bank is a party or of which any of their properties are subject; nor are there material proceedings known to us contemplated by any governmental authority; nor are there material proceedings known to us, pending or contemplated, in which any director, officer or affiliate or any proposed principal security holder of the Company, or any associate of any of the foregoing is a party or has an interest adverse to the Company or the Bank.

LEGAL MATTERS

Certain legal matters in connection with the shares of common stock and warrants offered will be passed upon for the Company by Igler & Dougherty, P.A., 2457 Care Drive, Tallahassee, Florida 32308, counsel to the Company.

EXPERTS

The financial statements of the Company as of September 30, 2004, and for the period from February 11, 2004 (incorporation) to September 30, 2004, included elsewhere in the Registration Statement have been included in reliance upon the reports of Hacker, Johnson & Smith, P.A., independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing matters.

ADDITIONAL INFORMATION

We will file annual, quarterly, and special reports, and other information with the Securities and Exchange Commission. This prospectus constitutes a part of a registration statement filed by us with the Securities and Exchange Commission. This prospectus omits certain information contained in the registration statement, and we refer you to the registration statement and the related exhibits for further information with respect to the Company and the securities offered by this prospectus. Any statements in this prospectus concerning any exhibit are not necessarily complete and in such instances we refer you to the copy of the exhibit filed with the Securities and Exchange Commission. Each statement is qualified in its entirety by such reference.

You can obtain and copy the registration statement, including the exhibits, in person or by mail, by paying prescribed fees at the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, NW, Washington, DC 20549, or at the Securities and Exchange Commission’s regional offices located at 1401 Brickell Avenue, Suite 200, Miami, Florida 33131. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a World Wide Web site at http://www.sec.gov that contains reports and information statements that are filed electronically with the Securities and Exchange Commission.

Index to Financial Statements

PARTNERS FINANCIAL CORPORATION

(A Development Stage Company)

Report of Independent Registered Public Accounting Firm

Partners Financial Corporation

Naples, Florida:

We have audited the accompanying balance sheet of Partners Financial Corporation (the “Company”) as of September 30, 2004, and the related statements of operations, stockholders’ deficit and cash flows for the period from February 11, 2004 (date of incorporation) to September 30, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2004, and the results of its operations and its cash flows for the period from February 11, 2004 (date of incorporation) to September 30, 2004, in conformity with U.S. generally accepted accounting principles.

HACKER, JOHNSON & SMITH PA

Tampa, Florida

October 27, 2004

PARTNERS FINANCIAL CORPORATION

(A Development Stage Company)

Balance Sheet

September 30, 2004
Assets
Cash	$65,023
Equipment	4,446
Other assets	3,334

Total	$72,803

Liabilities and Stockholders’ Deficit
Due to Organizers	130,000

Total liabilities	130,000

Commitments (Note 3)
Stockholders’ deficit:
Preferred stock, no par value, 1,000,000 shares authorized, none issued or outstanding	—
Common stock, $.01 par value, 9,000,000 shares authorized, none issued or outstanding	—
Accumulated deficit	(57,197)

Total stockholders’ deficit	(57,197)

Total	$72,803

See Accompanying Notes to Financial Statements.

PARTNERS FINANCIAL CORPORATION

(A Development Stage Company)

Statement of Operations

Period from February 11, 2004 (Date of Incorporation) to September 30, 2004
Organizational expenses	$57,197

Net loss accumulated during the development stage	$(57,197)

See Accompanying Notes to Financial Statements.

PARTNERS FINANCIAL CORPORATION

(A Development Stage Company)

Statement of Stockholders’ Deficit

Period from February 11, 2004 (Date of Incorporation) to September 30, 2004

	Preferred Stock	Common Stock	Accumulated Deficit	Total Stockholders’ Deficit
Net loss accumulated during the development stage	$—	—	(57,197)	(57,197)

Balance at September 30, 2004	$—	—	(57,197)	(57,197)

See Accompanying Notes to Financial Statements.

PARTNERS FINANCIAL CORPORATION

(A Development Stage Company)

Statement of Cash Flows

Period from February 11, 2004 (Date of Incorporation) to September 30, 2004
Cash flows used in organizational activities during the development stage:
Net loss accumulated during the development stage	$(57,197)
Increase in other assets	(3,334)

Cash flows used in organizational activities during the development stage	(60,531)

Cash flows used in investing activity-Purchase of equipment	(4,446)

Cash flows from financing activity-Proceeds received from organizers	130,000

Net increase in cash	65,023
Cash at beginning of period	—

Cash at end of period	$65,023

Supplemental disclosures of cash flow information-Cash paid during period for:
Interest	$—

Income taxes	$—

See Accompanying Notes to Financial Statements.

PARTNERS FINANCIAL CORPORATION

(A Development Stage Company)

Notes to Financial Statements

At September 30, 2004 and the Period from February 11, 2004

(Date of Incorporation) to September 30, 2004

(1)	Summary of Significant Accounting Policies

General. Partners Financial Corporation (the “Company”) was incorporated on February 11, 2004 in the State of Florida. The Company plans to acquire 100% of the outstanding shares of Partners Bank (the “Bank”), which is planned to be chartered as a federal savings bank and located in Naples, Florida. The operations of the Company, which initially are intended to consist solely of the ownership of the Bank, have not commenced as of September 30, 2004. Therefore, with the exception of organizational costs, which are being expensed when incurred, accounting policies have not been established. The Company has adopted a fiscal year end of March 31.

Estimates. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2)	Organization

On October 18, 2004, the Organizers of the Company filed applications for authority to become a thrift holding company and to organize a federally chartered savings bank with the Office of Thrift Supervision and on October 19, 2004, the Organizers filed an application for federal deposit insurance with the Federal Deposit Insurance Corporation.

(3)	Commitments

The Company has entered into a purchase agreement dated October 19, 2004 to purchase a parcel of land for $996,000 for which they have paid a $96,000 deposit. The Bank intends to construct its main office at this location. The Company expects to close on the purchase of this property in December 2004. The purchase is expected to be financed with a loan from a financial institution.

(continued)

PARTNERS FINANCIAL CORPORATION

(A Development Stage Company)

Notes to Financial Statements, Continued

(4)	Sale of Common Shares and Warrants

The Company plans to offer a total of 1,500,000 shares of its common stock to the public. During the offering period 1,500,000 shares will be included in units with a unit consisting of one share of common stock and (1) for the Company’s Organizers one warrant and (2) for all other investors one-half warrant. Each full warrant will entitle the holder thereof to purchase one share of additional common stock at $10. The price per unit is expected to be $10. A total of 1,500,000 units will be offered for sale. The warrants are exercisable during the 36 month period following the commencement of banking operations. No fractional shares will be issued. After the sale of 1,500,000 units has been completed, up to 1,500,000 shares will be available to holders of the warrants. However there can be no assurance given that any of the warrants will be exercised. The Company expects to incur approximately $50,000 in offering costs relating to this sale.

(5)	Due to Organizers

The Organizers of the Company contributed $130,000 to the Company for organizational expenses incurred by the Company.

On October 11, 2004, the Company obtained a $300,000 line of credit from the Independent Bankers’ Bank of Florida, Lake Mary, Florida. The line bears interest at the prime rate minus one percent. It is unsecured, but guaranteed by the Company’s Organizers.

On October 14, 2004, the Company extinguished its $130,000 in debts due to its Organizers by issuing 1,300 shares of its Class A Preferred Stock, $0.01 par value (“Preferred Stock”). The Preferred Stock may be redeemed by the Company at any time for $100 per share and will only pay a dividend when and if declared by the Board of Directors. Holders of the Preferred Stock do not have voting rights, but do have a liquidation preference in the event the Company is liquidated or dissolved.

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery or of any sale of our common stock. In this prospectus, “Partners,” “Company,” “Bank,” “we,” and “our” refer to Partners Financial Corporation, a Florida corporation or to Partners Bank (In Organization), an in-organization federally-chartered savings bank.

TABLE OF CONTENTS:

1,500,000 Units

[LOGO]

Consisting of One Share of Common Stock

and One or One-Half Warrant to Purchase

One Share of Common Stock

PROSPECTUS

October     , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24:	Indemnification of Directors and Officers

The Company’s Articles of Incorporation provide that the Company shall indemnify its directors, employees, and agents to the fullest extent permitted by Florida law.

Under Florida law, the Company’s directors shall not be personally liable to the Company or its stockholders for monetary damages for breach of duty of care or any other duty owed to the Company as a director, unless the breach of or failure to perform those duties constitutes:

•	a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful, or had no reasonable cause to believe his conduct was unlawful;

•	a transaction from which the director received an improper personal benefit;

•	an unlawful corporate distribution;

•	an act or omission which involves a conscious disregard for the best interests of the Company or which involves willful misconduct; or

•	an act of recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

Item 25:	Other Expenses of Issuance and Distribution

The following table sets forth all expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimated except for the registration fees of the Securities and Exchange Commission.

SEC Registration Fees	$3,801
Legal Fees and Expenses	35,000
Accounting Fees	1,500
Printing Expenses	3,000
Miscellaneous	6,699

Total	$50,000

Item 26:	Recent Sales of Unregistered Securities.

On October 14, 2004, the Company issued 1,300 shares of its Class A Preferred Stock to its directors and directors of the Bank. The shares were issued in consideration of the cancellation of $100 of debt, per share issued, which was owed by the Company to those individuals. The shares were sold in a private placement offering under Section 4(2) of the Securities Act of 1933.

Item 27:	Exhibits and Financial Statement Schedules

The following exhibits are filed with the Securities and Exchange Commission and are incorporated by reference into this Registration Statement. The Exhibits denominated with an (a) were filed with the Company’s Form SB-2 which was filed with the Securities and Exchange Committee on October 29, 2004.

Exhibit Number	Description of Exhibit

3.1	Articles of Incorporation

3.2	Bylaws

4.1	Specimen Common Stock Certificate

4.2	2004 Warrant Plan

5.1	Opinion of Igler & Dougherty, P.A.

10.1	Form of Proposed Escrow Agreement

10.2	Sales Contract for Main Office

10.3	Employee Stock Option Program

23.1	Consent of Igler & Dougherty, P.A. - included in Opinion - See Exhibit 5.1

23.2	Consent of Hacker, Johnson & Smith PA

24.1	Power of Attorney - included in Signature Page of Registration Statement

99.1	Stock Order Form

Item 28.	Undertakings.

The Registrant hereby undertakes that:

(1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (“Securities Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

(2) In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(3) For the purpose of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(B)(1), or (4) or 497(h) under the Securities Act (§§ 230.424(b)(1),(4) or 230.497(h)) as part of this registration statement as of the time the Commission declared it effective.

(4) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(5) It will file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration fee” table in the effective registration statement; and

(iii) include any additional or changed material information on the plan of distribution.

(6) It will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Naples, State of Florida on October 28, 2004.

PARTNERS FINANCIAL CORPORATION

Date: October 28, 2004	By:	/s/ JAMES S. WEAVER
James S. Weaver, President & Principal Executive Officer

Date: October 28, 2004	By:	/s/ CHARLES T. DEBILIO
Charles T. DeBilio
Principal Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James S. Weaver and Charles T. DeBilio and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her, in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

Ralph Abercia	Director	, 2004

/s/ JAMES BOUGHTON James Boughton	Director	October 28, 2004

Jerome J. Bushman	Director	, 2004

/s/ JACK J. CRIFASI Jack J. Crifasi, Jr.	Director	October 28, 2004

/s/ HOWARD CROSSMAN Howard Crossman	Director	October 28, 2004

/s/ John M. DeAngelis John M. DeAngelis	Director	October 28, 2004

/s/ SAM F. HAMRA Sam F. Hamra	Director	October 28, 2004

/s/ JOHN V. HOEY, III John V. Hoey, III	Director	October 28, 2004

/s/ JOHN D. HUBER John D. Huber	Director	October 28, 2004

/s/ SAMUEL J. SAAD, JR. Samuel J. Saad, Jr.	Director	October 28, 2004

/s/ STEVEN M. WATT Steven M. Watt	Director	October 28, 2004

/s/ JAMES S. WEAVER James S. Weaver	President, CEO, & Director	October 28, 2004

David R. White	Director	, 2004

/s/ JOHN G. WOLF John G. Wolf	Chairman of the Board & Director	October 28, 2004